UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )



                                 EMB CORPORATION
                                 ---------------
                                (Name of Issuer)


                                  Common Stock
                               ------------------
                         (Title of Class of Securities)


                                   268618 30 3
                                   -----------
                                  CUSIP Number


                                December 31, 2001
                  ---------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]     Rule 13d-1(b)


                  [X]     Rule 13d-1(c)


                  [ ]     Rule 13d-1(d)

CUSIP NO.  268618 30 3                13 G                     Page 2 of 5 Pages
                                      ----

1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
     William R. Parker

2    Check the Appropriate Box if a Member of a Group             (a) _____
     (See Instructions)                                           (b) _____

3    SEC Use Only

4    Citizenship or Place of Organization
     United States


         Number of            5     Sole Voting Power
          Shares                    500,000
       Beneficially
         Owned by             6     Shared Voting Power
      Each Reporting                -0-
       Person With
                              7     Sole Dispositive Power
                                    500,000

                              8     Shared Dispositive Power
                                    -0-

9    Aggregate Amount Beneficially Owned by Each Reporting Person
     500,000

10   Check if the Aggregate Amount of Row (9) Excludes Certain Shares: ______
     N/A

11   Percent of Class Represented by Amount in Row (9)
     2.4%

12   Type of Reporting Person (See Instructions)
     IN

Item 1.

(a)  Name of Issuer:

     EMB Corporation

(b)  Address of Issuer's Principal Executive Offices:

     5075 Warner Avenue, Suite B, Huntington Beach, CA 92649


Item 2.

(a)  Name of Person Filing:

     William R. Parker

(b)  Address of Principal Office or, if none, Residence:

     27232 Corcubion, Mission Viejo, CA 92692

(c)  Citizenship:

     United States

(d)  Title of Class of Securities:

     Common Stock

(e)  CUSIP Number:

     268618 30 3


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

     (a)  ____ Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  ____ Bank as defined in Section 3(a) (6) of the Exchange Act.

     (c) ____ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) ____ Investment company registered under Section 8 of the Investment Company Act.

     (e)  ____ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) ____ An employee benefit plan or endowment fund in accordance with Rule 13-d-1(b)(1)(ii)(F);

     (g) ____ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) ____ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) ____ A church plan that is excluded form the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  ____ Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a)  Amount beneficially owned: 500,000

     (b)  Percent of class: 2.4%

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 500,000

          (ii) Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or to direct the disposition of: 500,000

          (iv) Shared power to dispose or to direct the disposition of: -0-


Item 5. Ownership of Five Percent of Less of a Class.

     If this statement if being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check following: [X].


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                                       N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
                                      N/A

Item 8. Identification and Classification of Members of the Group.

                                       N/A

Item 9. Notice of Dissolution of Group.

                                       N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 14, 2002
                                                     -----------------
                                                     (Date)

                                                     /S/ William R. Parker
                                                     ---------------------
                                                     (Signature)

                                                     William R. Parker
                                                     -----------------
                                                     (Name and Title)